Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES, INC. ANNOUNCES RESIGNATION OF LINDA HAVARD AS COMPANY’S CHIEF FINANCIAL OFFICER

CHICAGO, Monday, November 16, 2009 – Playboy Enterprises, Inc. (NYSE: PLA, PLAA) today announced Linda G. Havard’s decision to step down as executive vice president and chief financial officer effective December 31, 2009.
Chief Executive Officer Scott Flanders said:  “I respect Linda’s decision to leave, although her oversight and strategic counsel will be greatly missed.  She has done an exceptional job over the past 12 years in managing the company’s financial, treasury, accounting and technology functions.  Linda has built a solid team, and she was responsible for overseeing, negotiating and successfully completing a range of business initiatives including acquisitions, the sale of assets, outsourcing of operations and public and private equity and debt offerings.”
Havard joined Playboy in 1997 from Atlantic Richfield Co. (ARCO) where she served as vice president of corporate planning and most recently as senior vice president in ARCO’s Global Energy Ventures’ international business development division, which was created in part as a result of her planning work.  She began her career as a financial analyst with ARCO’s treasury department in 1982 and, over the course of the ensuing 15 years, rose to increasingly responsible managerial and executive positions including head of investor relations and divisional CFO.
“I have enjoyed my years at Playboy, but I am looking forward to new challenges in the next stage of my career,” Havard said.  “I am proud of what we have accomplished and wish everyone at the company continued success.”
The company said that a search for a successor will begin immediately.

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Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.